Exhibit 99.1

ADMA Biologics Announces Third Quarter 2025 Financial Results and Provides Business Update

3Q 2025 Total Revenue of $134.2 Million, a 12% YoY Increase

3Q 2025 GAAP Net Income of $36.4 Million, a 1% YoY Increase

3Q 2025 Adjusted EBITDA(1) of $58.7 Million, a 29% YoY Increase

3Q 2025 Adjusted Net Income(2) of $38.9 Million, an 8% YoY Increase

FDA Lot Release of First Yield-Enhanced Production Batches Positions ADMA for Margin Expansion Beginning in 4Q 2025 and Continuing Through 2026

Positive, Statistically Significant Real-World Health Outcomes Demonstrated for ASCENIV™

Record ASCENIV Demand and Anticipated 2026 Payer Coverage Expansion Support Sustained and Accelerating Revenue Growth Trajectory

Advancing SG-001 Pipeline Program and CNPV Voucher Application Submitted; Strengthen Long-Term Pipeline Outlook

Ongoing Share Repurchases and Strengthened Capital Structure Support Long-Term Stockholder Value Creation

Raising FY 2025 Total Revenue Guidance to $510 Million or More and FY 2026 Total Revenue Guidance to $630 Million or More

Reaffirming FY 2025 Adjusted EBITDA Guidance of $235 Million and Raising FY 2026 Adjusted EBITDA Guidance to $355 Million

Revising FY 2025 Adjusted Net Income Guidance to Approximately $158 Million to Reflect a Higher Effective Tax Rate and Raising FY 2026 Adjusted Net Income Guidance to More Than $255 Million

Projecting Total Annual Revenue to Exceed $1.1 Billion in FY 2029 with Anticipated Outsized Earnings Growth and Operational Momentum from Current Margin Levels

RAMSEY, N.J. and BOCA RATON, FL, November 5, 2025 - ADMA Biologics, Inc. (Nasdaq: ADMA) (“ADMA” or the “Company”), a U.S. based, end-to-end commercial biopharmaceutical company dedicated to manufacturing, marketing and developing specialty biologics, today announced its third quarter 2025 financial results and provided a business update.

“ADMA is executing from a position of strength as we enter our next phase of disciplined, profitable growth,” said Adam Grossman, President and Chief Executive Officer. “The FDA lot release of our first yield‑enhanced production batches marks a pivotal milestone expected to drive sustained gross margin expansion beginning in the fourth quarter of 2025 and through 2026 and beyond. Record ASCENIV utilization and ongoing constructive negotiations with payers for enhanced 2026 reimbursement and access underscore the durable and growing demand for our differentiated plasma‑derived biologics portfolio.”

“In parallel, we continue to work towards operational efficiency and a disciplined capital deployment strategy. Supported by a strong balance sheet, robust forecasted cash generation, continued advancement of our SG‑001 pipeline program and organically funded share repurchases, we believe ADMA is well‑positioned to deliver accelerating earnings growth, expanding margins, and stockholder value creation.”

Financial Guidance:

ADMA’s full-year 2025 and 2026 financial outlook reflects continued ASCENIV demand strength, yield-enhanced production efficiencies, and disciplined operational execution.

Fiscal Year 2025
•	Total Revenue: Raised to at least $510 million, up from more than $500 million previously.
•	Adjusted Net Income: Modestly adjusted to $158 million for FY 2025 due to a higher effective tax rate, from more than $175 million previously.
•	Adjusted EBITDA: Reaffirmed at $235 million.

Fiscal Year 2026
•	Total Revenue: Raised to at least $630 million, up from $625 million or more previously.
•	Adjusted Net Income: Increased to more than $255 million, up from $245 million or more previously, which considers a full corporate tax rate for FY 2026.
•	Adjusted EBITDA: Raised to more than $355 million, up from $340 million or more previously.

FY 2029 total annual revenue guidance is expected to reach $1.1 billion or more, with anticipated outsized earnings growth and operational momentum from current margin levels.  SG-001 and potential capacity expansion are excluded from this guidance and represent upside opportunities to ADMA’s terminal revenue and earnings power.

Recent Business Updates & Objectives:

•
Yield‑Enhanced Production Advancing; Gross Margin Expansion Expected to Accelerate Beginning in 4Q 2025. ADMA received U.S. Food and Drug Administration (FDA) lot release authorization for its first yield-enhanced commercial batches, marking a key operational milestone. These lots are expected to significantly improve manufacturing efficiency and drive gross margin expansion beginning in 4Q 2025, with continued gains through 2026 and beyond.

•
Record ASCENIV Demand and Expanding Access. ASCENIV achieved record utilization during the quarter, driven by strong prescriber adoption and growing patient demand. Constructive 2026 payer negotiations are advancing and expected to expand coverage next year, further supporting growth. For select plans where restrictions existed, broader reimbursement is anticipated in 2026.

•
Positive, Statistically Significant Real-World Outcomes Demonstrated for ASCENIV. A retrospective cohort analysis of primary immunodeficiency patients demonstrated statistically significant reduction in infection rates following transition from standard immunoglobulin therapy to ASCENIV. Patients experienced 2.1 infections per year while receiving prior IVIG compared with 0.9 infections per year on ASCENIV; representing a reduction of more than 50% (p < 0.05). These findings suggest that ASCENIV provides enhanced protection against infections in real-world clinical practice. Data validation and extended analyses are ongoing. ADMA plans to submit these results for a peer-reviewed publication in the near term, with additional findings planned to be submitted at the Clinical Immunology Society (CIS) 2026 Annual Meeting.

•
Strengthening and Diversifying Distribution Network. ADMA is engaged in constructive discussions with potential distributors to further diversify its commercial network. The Company is in active negotiations to onboard additional distribution partners over the coming periods, which would, if successful, broaden both BIVIGAM’s and ASCENIV’s reach and support continued growth.

•
Strong Financial Growth and Market Normalization. Year-over-year net income growth was tempered by a higher effective tax rate and temporary competitive dynamics in standard IVIG markets, mainly impacting BIVIGAM. Enabled by the Company’s outperforming third-party plasma suppliers, ADMA opportunistically completed a sale of approximately $13.8 million of normal source plasma on the spot market at a negative margin contribution to optimize working capital and enhance go-forward cash flow. These factors are short-term; post-quarter, standard IVIG market conditions are stabilizing, and record ASCENIV demand continues to drive margin expansion. Excluding this sale of normal source plasma during the quarter, product level gross margins were approximately 63.7% during the third quarter.

•
Strengthening Balance Sheet and Anticipated Working Capital Normalization. Third-quarter cash reflected approximately $23.0 million in share repurchases settled during the period, planned inventory build, and a $12.6 million facility expansion investment. Working capital is expected to normalize in coming quarters, supporting accelerating cash growth through 2026.

•
Disciplined Capital Deployment and Share Repurchases. Following its J.P. Morgan-led debt refinancing, ADMA maintains a strong balance sheet with an undrawn $225 million revolver and robust cash generation. Share repurchases continue to be funded organically, reflecting disciplined capital allocation and long-term stockholder value focus.

•
SG-001 Program Advancing; Demonstrated Broad Serotype Coverage and Regulatory Acceleration Pathway in Progress. ADMA continues to advance its SG-001 hyperimmune IVIG (hIVIG 10%) program, designed to provide passive immunity against Streptococcus pneumoniae in immunocompromised patients. Preclinical data demonstrate broad serotype-specific antibody activity, encompassing a wider range of pneumococcal serotypes than those targeted by any currently available pneumococcal vaccine, underscoring the potential for enhanced protective coverage. A CNPV voucher application has been submitted, and if accepted, could accelerate FDA review by two quarters or more. SG-001 demonstrated preclinical efficacy, and if successfully advanced to market, it could represent an approximately $300–500 million annual high-margin opportunity protected through at least 2037.

•
Operational Strength and Macro Resilience. ADMA’s fully U.S.-based, vertically integrated operations should substantially insulate the Company from global supply chain disruptions, tariffs, and evolving Inflation Reduction Act (IRA)-related pricing frameworks. The Company’s domestic footprint and U.S.-focused markets should provide continuity, pricing stability, and competitive resilience.

Third Quarter 2025 Financial Results:

Total revenue for the quarter ended September 30, 2025 was $134.2 million, up 12% from $119.8 million in the same period of 2024. This growth and operational momentum was driven primarily by continued adoption and utilization of ASCENIV by physicians, payers, and patients.

Gross profit rose to $75.6 million compared to $59.7 million in the prior-year period, with gross margin improving to 56.3% from 49.8%. Year-over-year gross margin expansion reflects a more favorable mix of higher-margin immunoglobulin (IG) sales and operational efficiencies that reduced manufacturing costs.

GAAP net income was $36.4 million versus $35.9 million in the third quarter of 2024, primarily driven by higher operating income.

Adjusted EBITDA rose to $58.7 million compared to $45.4 million in the same period of 2024, reflecting a 29% increase. Adjusted EBITDA includes non-GAAP reconciliation items such as stock-based compensation, depreciation, amortization, and interest expense.

Conference Call Information:

To access the conference call seamlessly, participants are required to register for the call here to receive the dial-in numbers and unique PIN. It is recommended that you join approximately 10 minutes prior to the event start (although you may dial in at any time during the call). Attendees who will not be asking a question during the call are encouraged to listen in to the live webcast here. An archived replay of the event will be available, located under “Events & Webcasts” in the investor section of the Company’s website at https://ir.admabiologics.com/events-webcasts.

About ASCENIV™

ASCENIV (immune globulin intravenous, human – slra 10% liquid) is a plasma-derived, polyclonal, intravenous immune globulin (IVIG). ASCENIV was approved by the United States Food and Drug Administration (FDA) in April 2019 and is indicated for the treatment of primary humoral immunodeficiency (PI), also known as primary immune deficiency disease (PIDD), in adults and adolescents (12 to 17 years of age). ASCENIV is manufactured using ADMA’s unique, patented plasma donor screening methodology and tailored plasma pooling design, which blends normal source plasma and respiratory syncytial virus (RSV) plasma obtained from donors tested using the Company’s proprietary microneutralization assay. ASCENIV contains naturally occurring polyclonal antibodies, which are proteins that are used by the body’s immune system to neutralize microbes such as bacteria and viruses that safeguard against infection and disease. ASCENIV is protected by numerous issued patents in the United States and internationally and a wide range of patent applications worldwide. Certain data and other information about ASCENIV can be found by visiting www.asceniv.com. Information about ADMA and its products can be found on the Company’s website at www.admabiologics.com.

Additional Important Safety Information About ASCENIV™

WARNING: THROMBOSIS, RENAL DYSFUNCTION AND ACUTE RENAL FAILURE

Thrombosis may occur with immune globulin intravenous (IGIV) products, including ASCENIV. Risk factors may include: advanced age, prolonged immobilization, hypercoagulable conditions, history of venous or arterial thrombosis, use of estrogens, indwelling vascular catheters, hyperviscosity, and cardiovascular risk factors.

Renal dysfunction, acute renal failure, osmotic nephrosis, and death may occur with the administration of IGIV products in predisposed patients.

Renal dysfunction and acute renal failure occur more commonly in patients receiving IGIV products containing sucrose. ASCENIV does not contain sucrose.

For patients at risk of thrombosis, renal dysfunction or renal failure, administer ASCENIV at the minimum dose and infusion rate practicable. Ensure adequate hydration in patients before administration. Monitor for signs and symptoms of thrombosis and assess blood viscosity in patients at risk for hyperviscosity.

ASCENIV™ Contraindications:

History of anaphylactic or severe systemic reactions to human immunoglobulin.

IgA deficient patients with antibodies to IgA and a history of hypersensitivity.

ASCENIV™ Warnings and Precautions:

IgA-deficient patients with antibodies against IgA are at greater risk of developing severe hypersensitivity and anaphylactic reactions. Have medications such as epinephrine available to treat any acute severe hypersensitivity reactions. [4, 5.1]

Thrombotic events have occurred in patients receiving IGIV treatments. Monitor patients with known risk factors for thrombotic events; consider baseline assessment of blood viscosity for patients at risk of hyperviscosity. [5.2, 5.4]

In patients at risk of developing acute renal failure. monitor renal function, including blood urea nitrogen (BUN), serum creatinine, and urine output. [5.3, 5.9]

Hyperproteinemia, increased serum viscosity, and hyponatremia or pseudohyponatremia can occur in patients receiving IGIV treatment.

Aseptic meningitis syndrome (AMS) has been reported with IGIV treatments, especially with high doses or rapid infusion. [5.5]

Hemolytic anemia can develop subsequent to IGIV treatment. Monitor patients for hemolysis and hemolytic anemia. [5.6]

Monitor patients for pulmonary adverse reactions (Transfusion-related acute lung injury [TRALI]). If transfusion related acute lung injury is suspected, test the product and patient for antineutrophil antibodies. [5.7]

Because this product is made from human blood, it may carry a risk of transmitting infectious agents, e.g., viruses, and theoretically, the Creutzfeldt-Jakob disease (CJD) agent.

ASCENIV™ Adverse Reactions:

The most common adverse reactions to ASCENIV (≥5% of study subjects) were headache, sinusitis, diarrhea, gastroenteritis viral, nasopharyngitis, upper respiratory tract infection, bronchitis, and nausea

To report SUSPECTED ADVERSE REACTIONS, contact ADMA Biologics at (800) 458-4244 or the FDA at 1-800-FDA-1088 or www.fda.gov/medwatch.

About ADMA Biologics, Inc. (ADMA)

ADMA Biologics is a U.S.-based, end-to-end commercial biopharmaceutical company dedicated to manufacturing, marketing and developing specialty biologics for the treatment of immunodeficient patients at risk for infection and others at risk for certain infectious diseases. ADMA currently manufactures and markets three United States Food and Drug Administration (FDA)-approved plasma-derived biologics for the treatment of immune deficiencies and the prevention of certain infectious diseases: ASCENIV™ (immune globulin intravenous, human – slra 10% liquid) for the treatment of primary humoral immunodeficiency (PI); BIVIGAM® (immune globulin intravenous, human) for the treatment of PI; and NABI-HB® (hepatitis B immune globulin, human) to provide enhanced immunity against the hepatitis B virus. Additionally, ADMA is developing SG-001, a pre-clinical, investigative hyperimmune globulin targeting S. pneumonia.  ADMA manufactures its immune globulin products and product candidates at its FDA-licensed plasma fractionation and purification facility located in Boca Raton, Florida. Through its ADMA BioCenters subsidiary, ADMA also operates as an FDA-approved source plasma collector in the U.S., which provides its blood plasma for the manufacture of its products. ADMA’s mission is to manufacture, market and develop specialty plasma-derived, human immune globulins targeted to niche patient populations for the treatment and prevention of certain infectious diseases and management of immune compromised patient populations who suffer from an underlying immune deficiency, or who may be immune compromised for other medical reasons. ADMA holds numerous U.S. and foreign patents related to and encompassing various aspects of its products and product candidates. For more information, please visit www.admabiologics.com.

Use of Non-GAAP Financial Measures

This press release includes certain non-GAAP financial measures that are not prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). The Company believes Adjusted EBITDA and Adjusted Net Income are useful to investors in evaluating the Company’s financial performance. The Company uses Adjusted EBITDA and Adjusted Net Income as key performance measures because we believe that they facilitate operating performance comparisons from period to period that exclude potential differences driven by the impact of variations of non-cash items such as depreciation and amortization, as well as, in the case of Adjusted EBITDA, stock-based compensation or certain non-recurring items, and in the case of Adjusted Net Income, certain non-recurring items. The Company believes that investors should have access to the same set of tools used by our management and board of directors to assess our operating performance. Adjusted EBITDA and Adjusted Net Income should not be considered as measures of financial performance under GAAP, and the items excluded from Adjusted EBITDA and Adjusted Net Income are significant components in understanding and assessing the Company’s financial performance. Accordingly, these key business metrics have limitations as an analytical tool. They should not be considered as an alternative to net income/loss, cash flows from operations, or any other performance measures derived in accordance with GAAP and may be different from similarly titled non-GAAP measures used by other companies. Please refer to the tables below for the reconciliation of GAAP measures to these non-GAAP measures for applicable periods.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, about ADMA Biologics, Inc. (“we,” “our” or the “Company”). Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate, or imply future results, performance or achievements, and may contain such words as “confident,” “estimate,” “project,” “intend,” “forecast,” “target,” “anticipate,” “plan,” “planning,” “expect,” “believe,” “will,” “is likely,” “will likely,” “position us,” “should,” “could,” “would,” “may,” “potential,” “opportunity” or, in each case, their negative, or words or expressions of similar meaning. These forward-looking statements include, but are not limited to, statements about the Company’s financial performance; total revenue, GAAP Net Income, Adjusted EBITDA, Adjusted Net Income, cash, working capital and margins guidance in future periods and related timing in connection therewith, as well as certain potential upside to such guidance; revenue and earnings growth and operational momentum, margin expansion and increased production output and efficiencies as a result of FDA approval of the yield enhancement process, and timing related thereto; our distribution network for ASCENIV and BIVIGAM and potential related growth; Company share repurchases and stockholder value; the Company’s insulation from global trade disruptions, tariffs and IRA-related pricing frameworks, as well as continuity, pricing stability, and competitive resilience; ASCENIV’s market penetration, expanded payer coverage and reimbursement, new patient growth and operational momentum; real-world health outcomes data relating to ASCENIV; our ability to optimize our operations and streamline our plasma network; and statements regarding SG-001 and its development, FDA review timing and revenue potential, as well as our overall product pipeline. Actual events or results may differ materially from those described in this press release due to a number of important factors. Current and prospective security holders are cautioned that there also can be no assurance that the forward-looking statements included in this press release will prove to be accurate. Except to the extent required by applicable laws or rules, ADMA does not undertake any obligation to update any forward-looking statements or to announce revisions to any of the forward-looking statements. Forward-looking statements are subject to many risks, uncertainties and other factors that could cause our actual results, and the timing of certain events, to differ materially from any future results expressed or implied by the forward-looking statements, including, but not limited to, the risks and uncertainties described in our filings with the SEC, including our most recent reports on Forms 10-K, 10-Q and 8-K, and any amendments thereto.

(1)	Adjusted EBITDA is a non-GAAP financial measure. For a reconciliation of Adjusted EBITDA to the most comparable GAAP measure, see the reconciliation included in the financial tables.
(2)
Adjusted Net Income is a non-GAAP financial measure. For a reconciliation of Adjusted Net Income to the most comparable GAAP measure, see the reconciliation included in the financial tables. All non-GAAP adjustments are presented pre-tax.

INVESTOR RELATIONS CONTACT:

Argot Partners | 212-600-1902 | adma@argotpartners.com

ADMA BIOLOGICS, INC. AND SUBSIDIARIES
 CONSOLIDATED BALANCE SHEETS

	September 30,	December 31,
	2025	2024
	(Unaudited)
	(In thousands, except share data)
ASSETS
Current assets:
Cash and cash equivalents	$61,385	$103,147
Accounts receivable, net	137,673	49,999
Inventories, net	196,667	170,235
Prepaid expenses and other current assets	6,930	8,029
Total current assets	402,655	331,410
Property and equipment, net	69,509	54,707
Intangible assets, net	491	460
Goodwill	3,530	3,530
Deferred tax assets, net	74,433	84,280
Right-of-use assets	9,271	8,634
Deposits and other assets	8,798	5,657
TOTAL ASSETS	$568,687	$488,678

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$24,021	$20,219
Accrued expenses and other current liabilities	28,827	34,105
Current portion of long-term debt	2,344	-
Current portion of lease obligations	1,298	1,218
Total current liabilities	56,490	55,542
Long-term debt	70,084	72,337
Deferred revenue, net of current portion	1,440	1,547
End of term fee	-	1,313
Lease obligations, net of current portion	9,397	8,561
Other non-current liabilities	90	360
TOTAL LIABILITIES	137,501	139,660

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY
Preferred Stock, $0.0001 par value, 10,000,000 shares authorized,
no shares issued and outstanding	-	-
Common Stock - voting, $0.0001 par value, 300,000,000 shares authorized,
September 30, 2025: 239,661,041 issued and 238,332,393 outstanding; December 31, 2024: 236,620,545 issued and outstanding	24	24
Treasury stock, at cost, 1,328,648 and 0 shares as of September 30, 2025 and December 31, 2024, respectively	(23,188)	-
Additional paid-in capital	665,382	657,577
Accumulated deficit	(211,032)	(308,583)
TOTAL STOCKHOLDERS' EQUITY	431,186	349,018
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$568,687	$488,678

ADMA BIOLOGICS, INC. AND SUBSIDIARIES
 CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months ended September 30,		Nine Months ended September 30,
	2025	2024	2025	2024
	(In thousands, except share and per share data)

REVENUES	$134,224	$119,839	$371,010	$308,905
Cost of product revenue	58,598	60,180	167,061	152,685
Gross profit	75,626	59,659	203,949	156,220

OPERATING EXPENSES:
Research and development	1,528	412	3,386	1,422
Plasma center operating expenses	1,272	1,021	3,710	2,968
Amortization of intangible assets	38	28	93	363
Selling, general and administrative	21,776	18,560	68,068	50,807
Total operating expenses	24,614	20,021	75,257	55,560

INCOME FROM OPERATIONS	51,012	39,638	128,692	100,660

OTHER INCOME (EXPENSE):
Interest income	376	666	1,384	1,499
Interest expense	(1,675)	(3,499)	(5,484)	(11,051)
Loss on extinguishment of debt	(2,177)	-	(3,336)	-
Other expense	(21)	(56)	(195)	(107)
Other expense, net	(3,497)	(2,889)	(7,631)	(9,659)

INCOME BEFORE INCOME TAXES	47,515	36,749	121,061	91,001

Provision for income taxes	11,087	840	23,510	5,224

NET INCOME	$36,428	$35,909	$97,551	$85,777

BASIC EARNINGS PER COMMON SHARE	$0.15	$0.15	$0.41	$0.37
DILUTED EARNINGS PER COMMON SHARE	$0.15	$0.15	$0.40	$0.35

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic	238,602,978	234,571,376	238,408,042	231,959,579
Diluted	244,664,263	244,804,065	245,491,334	241,772,162

NON-GAAP RECONCILIATION
RECONCILIATION OF GAAP NET INCOME TO ADJUSTED EBITDA (1)

	Three Months ended September 30,		Nine Months ended September 30,
	2025	2024	2025	2024
	(In thousands)
Net income	$36,428	$35,909	$97,551	$85,777
Depreciation	1,987	1,912	5,957	5,738
Amortization	38	28	93	363
Income taxes	11,087	840	23,510	5,224
Interest expense	1,675	3,499	5,484	11,051
EBITDA	51,215	42,188	132,595	108,153
Stock-based compensation	5,047	3,179	14,634	8,183
Customer credits related to the Voluntary Withdrawal	-	-	4,001	-
Yield enhancement	301	-	1,696	-
Loss on extinguishment of debt	2,177	-	3,336	-
Non-recurring professional fees (a)	-	-	1,182	-
Adjusted EBITDA	$58,740	$45,367	$157,444	$116,336

NON-GAAP RECONCILIATION
RECONCILIATION OF GAAP NET INCOME TO ADJUSTED NET INCOME (2)

	Three Months ended September 30,		Nine Months ended September 30,
	2025	2024	2025	2024
	(In thousands, except share and per share data)
Net income (loss)	$36,428	$35,909	$97,551	$85,777
Stock-based compensation modifications (pre-tax)	-	-	474	-
Customer credits related to the Voluntary Withdrawal (pre-tax)	-	-	4,001	-
Loss on extinguishment of debt (pre-tax)	2,177	-	3,336	-
Yield Enhancement (pre-tax)	301	-	1,696	-
Non-recurring professional fees (pre-tax) (a)	-	-	1,182	-
Adjusted net income (b)	$38,906	$35,909	$108,240	$85,777

(a)	Non-recurring professional fees represent incremental costs associated with a vendor change that we do not expect to incur in future periods.

(b)	Excludes estimated tax effect of the add-backs of $0.6 and $2.1 million for the three and nine months ended September 30, 2025, respectively.